Exhibit 99.1

Media Inquiries:

Lauren Barbiero

W2O Group

646-564-2156

lbarbiero@w2ogroup.com

Investor Inquiries:

Jim Goff

AveXis, Inc.

650-862-4134

jgoff@avexis.com

AveXis Reports First Quarter 2018 Financial and Operating Results

— Significant progress across operating functions including licensing, clinical trials and regulatory interactions —

— AVXS-101 pre-BLA meeting with FDA is scheduled to be held in June 2018 —

Chicago, Ill. (May 3, 2018) — AveXis, Inc. (NASDAQ: AVXS), a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases, today reported financial results for the first quarter ended March 31, 2018, recent corporate highlights and upcoming milestones.

“Throughout the first quarter and in recent weeks, we have made significant progress in executing against our strategic plan and are quite pleased that Novartis, with its pending acquisition of the company, recognizes the value that the AveXis team has created” said Sean Nolan, President and Chief Executive Officer of AveXis. “Data presented recently at the American Academy of Neurology from both the Type 1 Phase 1 and STR1VE studies highlight the clinically transformative, durable and consistent response of AVXS-101. We remain steadfast in our goal to make our gene therapy available as quickly and safely as possible for families suffering from SMA.”

Recent Corporate Highlights

Entered Agreement to be Acquired by Novartis AG: On April 6, 2018, AveXis entered into an agreement and plan of merger with Novartis AG (Novartis), pursuant to which, and upon the terms and subject to the conditions described therein, on April 17, 2018, a wholly owned subsidiary of Novartis commenced a cash tender offer to acquire all of the outstanding shares of AveXis’ common stock at a price of $218.00 per share, net to the seller in cash, without interest, subject to any required withholding of taxes. Each of AveXis and Novartis filed a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) with respect to the acquisition on April 13, 2018. On April 30, 2018, the required waiting period under the HSR Act applicable to the proposed acquisition expired. Expiration of the waiting period under the HSR Act satisfies one of the conditions to the closing of the acquisition. The transaction remains subject to certain other closing conditions and is expected to close in May 2018. Until that time, AveXis will continue to operate as a separate and independent company.

Presented Data at the 2018 Annual Meeting of the American Academy of Neurology: On April 24, 2018, AveXis reported initial results from the U.S. pivotal trial (STR1VE) and 24-month follow-up data from the Phase 1 trial of AVXS-101 for the treatment of spinal muscular atrophy (SMA) Type 1.

•                  STR1VE Data as of April 11, 2018

•                  Eleven patients were enrolled in the trial, and six patients were symptomatic and at least one-month post gene therapy treatment.

•                  All symptomatic patients (6 of 6) were alive and event-free. AVXS-101 appeared to have a favorable safety profile and to be generally well tolerated. At the time of gene transfer, the mean age was 3.2 months, with the oldest patient being 5.0 months of age.

•                  In the six patients who were at least one-month post gene transfer, a cumulative total of 25 adverse events (AEs) were reported. Two patients experienced transient elevations in transaminases greater than 3x ULN that were not clinically significant and all resolved with prednisolone treatment without any clinical manifestations or sequelae. There were no serious adverse events (SAEs) reported.

•                  Children’s Hospital of Philadelphia Infant Test of Neuromuscular Disorders (CHOP-INTEND) scores increased by an average of 7.8 at one month after gene transfer (in six patients) and 17.3 at three months after gene transfer (in three patients), reflecting improvement in motor function. These data correlate to CHOP-INTEND achievement by the proposed therapeutic dose cohort (Cohort 2) in the Phase 1 trial, which experienced mean increases of 9.8 points at one month and 15.4 points at three months. Early CHOP-INTEND increases have been observed to be associated with eventual milestone achievement.

•                  24-Month Follow-Up Data from Phase 1 Trial

•                  Twenty-four months following gene transfer, 15 of 15 (100%) patients were alive and without need for permanent ventilation.

•                  The median age at last follow-up was 27.8 months and 30.7 months for patients in Cohort 2 and low-dose cohort (Cohort 1), respectively. Natural history indicates only eight percent of untreated patients with SMA Type 1 survive event-free at 20 months of age. After the 24-month follow-up, to date, 11 patients have enrolled in the Long-Term Follow-Up (LTFU) trial for ongoing evaluation.

•                  Patients in Cohort 2 continued to achieve new milestones during the LTFU trial.

•                  Two additional patients achieved the ability to sit unassisted for 30 seconds or more. Eleven of 12 (92%) patients could sit unassisted.

•                  Two additional patients achieved the ability to stand with assistance. Four of 12 (33%) patients could stand with assistance.

•                  Three of the four patients achieving these new milestones were on AVXS-101 alone (one sitting and two standing with assistance).

•                  The oldest child from Cohort 2 at the time of last visit in the LTFU study was 46.2 months old and 40.6 months post gene therapy.

•                  AVXS-101 appeared to have a favorable safety profile and to be generally well tolerated, with no new treatment-related safety or tolerability concerns identified at the 24-month follow-up.

Dosed Fourth Patient in Phase 1 Trial of AVXS-101 in SMA Type 2 (STRONG): Following review of safety data from the first three patients dosed in Cohort 1 using the lower dose (6.0 x 1013 vg), the first patient has been dosed in Cohort 2, the higher dose cohort (1.2 X 1014 vg). Four total patients with SMA Type 2 have now been treated with AVXS-101 in the STRONG study. Three patients less than 60 months of age will be enrolled in Cohort 2 and, if safety is established according to the Data Safety Monitoring Board, an additional 21 patients will be enrolled in Cohort 2 until there are a total of 12 patients less than 24 months, and 12 patients at least 24 months but less than 60 months of age.

Initiated Phase 3 Trial of AVXS-101 in Pre-Symptomatic SMA Types 1, 2 and 3 Trial (SPRINT): On April 25, 2018, AveXis announced that the first patient has been dosed in a multi-national Phase 3 trial evaluating AVXS-101 in pre-symptomatic infants less than six weeks of age with SMA Types 1, 2 and 3.

Awarded SAKIGAKE Designation for SMA Type 1: On March 27, 2018, AveXis announced that Japan’s Ministry of Health, Labour and Welfare awarded the company’s initial product candidate, AVXS-101, SAKIGAKE Designation for the treatment of SMA Type 1. The designation was based on data from the Phase 1 clinical trial of AveXis’ proprietary gene therapy. SAKIGAKE is intended to promote research and development in Japan for innovative new medical products that satisfy certain criteria, such as the severity of the intended indication, by providing prioritized consultation review during the early stages of development and by shortening the target review period for license applications from 12 months to as few as six months. The benefits of SAKIGAKE Designation are similar to the Breakthrough Therapy Designation in the United States and access into the PRIority MEdicines (PRIME) scheme in the EU, both of which have already been granted to AVXS-101.

Entered into Licensing Agreement with Généthon: On March 13, 2018, AveXis and Généthon announced they have entered into an exclusive, worldwide license agreement for in vivo gene therapy delivery of the SMN gene using the AAV9 vector into the central nervous system for the treatment of SMA. This agreement strengthens the AVXS-101 intellectual property estate by providing greater freedom to operate in the U.S., Europe and Japan. Under the terms of the agreement, Généthon granted AveXis a license to patents in the U.S., Europe and Japan for the AAV9 SMN product and in vivo gene therapy delivery of AAV9 vector into the CNS using intrathecal or intravenous routes of administration for the treatment of SMA.

Expanded Relationship with REGENXBIO via Amended SMA License: On January 8, 2018, AveXis and REGENXBIO Inc. (REGENXBIO) announced that under the terms of an amended license agreement for SMA, REGENXBIO granted AveXis exclusive, worldwide rights to all vectors in REGENXBIO’s NAV Technology Platform for the treatment of SMA in addition to adding and amending certain terms of their 2014 license agreement for SMA, including the modification of the assignment provision to permit assignment without REGENXBIO’s consent in the event of a change of control of AveXis.

Underwritten Public Offering

On January 22, 2018, AveXis completed an underwritten public offering of 4,509,840 shares of its common stock, including the exercise in full by the underwriters of their option to purchase 588,240 shares from AveXis, at a public offering price of $102.00 per share. After deducting the underwriting discounts and commissions, the net proceeds to AveXis were approximately $431.9 million.

Upcoming Milestones

•                  Pre-BLA Meeting with FDA:  Meeting is scheduled for June 2018. AveXis expects to provide an update when the final meeting minutes are received, currently anticipated to be late July or early August 2018.

•                  Pivotal Trial of AVXS-101 in SMA Type 1 in Europe (STR1VE EU): Expected to initiate in the first half of 2018.

•                  Phase 3 Trial of AVXS-101 in Pediatric SMA Types 1, 2, 3 (REACH): Expected to initiate late in the fourth quarter of 2018 or early 2019.

•                  Rett Syndrome and Genetic ALS: Expected to submit IND applications for AVXS-201 for Rett syndrome (MECP2) and AVXS-301 for genetic ALS (SOD1) in late 2018/early 2019.

First Quarter 2018 Financial Results

•                  Cash Position: As of March 31, 2017, AveXis had $586.8 million in cash and cash equivalents.

•                  R&D Expenses: Research and development expenses were $199.7 million for the first quarter of 2018 (which included $7.4 million of non-cash stock-based compensation expense), compared to $20.3 million for the same period in 2017 (which included $2.3 million of non-cash stock-based compensation expense), an increase of $179.4 million. The increase in research and development expenses was primarily attributable to fees associated with our licensing agreements, specifically the agreement with REGENXBIO (including the amendment thereto), for which $130.7 million of expense was recognized in the first quarter of 2018.  Increased spending was also attributable to increased headcount, further development of our manufacturing facility and our STR1VE and STRONG clinical trial starts.

•                  G&A Expenses: General and administrative expenses were $22.7 million for the first quarter of 2018 (which included $5.6 million of non-cash stock-based compensation expense), compared to $9.6 million for the same period in 2017 (which included $2.8 million of stock-based compensation expense), an increase of $13.1 million. The increase in general and administrative expenses was primarily attributable to increases in headcount and personnel related costs as well as market research and professional fees.

•                  Net Loss: Net loss was $222.1 million, or $6.20 per share, for the first quarter of 2018, compared to a net loss of $29.7 million, or $1.07 per share, for the first quarter of 2017.

Selected Financial Information

Operating Results (In thousands, except per share data):

	Three Months Ended March 31,
	2018	2017
Revenue
Total revenue	$—	$—
Operating expenses:
General and administrative	22,747	9,638
Research and development	199,709	20,327
Total operating expenses	222,456	29,965
Loss from operations	(222,456)	(29,965)
Interest income, net	354	246
Net loss	$(222,102)	$(29,719)
Weighted-average basic and diluted common shares outstanding	35,842	27,734

Basic and diluted net loss per common share	$(6.20)	$(1.07)

Balance Sheet Information (In thousands):

	March 31,	December 31,
	2018	2017
Cash and cash equivalents	$586,808	$324,117
Total assets	667,253	391,578
Total liabilities	97,927	58,838
Accumulated deficit	$(581,715)	$(359,613)

About SMA

SMA is a severe neuromuscular disease characterized by the loss of motor neurons leading to progressive muscle weakness and paralysis. SMA is caused by a genetic defect in the SMN1 gene that codes SMN, a protein necessary for survival of motor neurons. The incidence of SMA is approximately one in 10,000 live births and is the leading genetic cause of infant mortality.

The most severe form of SMA is Type 1, a lethal genetic disorder characterized by motor neuron loss and associated muscle deterioration, which results in mortality or the need for permanent ventilation support before the age of two for greater than 90 percent of patients. SMA Type 2 typically presents between six and 18 months of age, and those affected will never walk without support and most will never stand without support. SMA Type 2 results in mortality in more than 30 percent of patients by the age of 25. SMA Type 3 typically presents in early childhood to early adulthood, and those affected may lose the ability to walk over time. The incidence per live births among subtypes is approximately 60, 27 and 13 percent for SMA Type 1, Type 2 and Type 3, respectively.

About Rett Syndrome
Rett syndrome is a devastating, rare neurological disorder characterized by slowed growth, loss of normal movement and coordination and loss of communication skills. Rett syndrome is caused by an X-linked dominant mutation in the methyl CpG binding protein 2 (MECP2) gene, which results in problems with MECP2 protein production critical for brain development. Rett syndrome occurs in approximately one of every 10,000 female births in the U.S., and affected infants usually begin to show signs and symptoms between six and 18 months of age. Current treatments only offer symptomatic relief and do not target the genetic cause of the disease, leaving a significant unmet need.

About Genetic Amyotrophic Lateral Sclerosis

Amyotrophic lateral sclerosis (ALS) is a progressive neurodegenerative disease that affects motor neurons in the brain and the spinal cord. Inherited forms of ALS comprise five to 10 percent of ALS cases, or approximately 1,000 to 2,000 people in the U.S., and can be caused by mutations in several genes known to be associated with ALS. Approximately 15 to 20 percent of these cases are caused by mutations in the gene that produces the copper zinc superoxide dismutase 1 (SOD1) enzyme, which leads to a progressive degeneration of motor neurons affecting movement and muscle control. ALS usually occurs in people between the ages of 40 and 70. Current treatments only offer modest benefits and do not target the genetic cause of the disease, leaving a significant unmet need.

About AVXS-101

AveXis’ initial product candidate, AVXS-101, is its proprietary gene therapy currently in development for the one-time treatment of SMA Types 1, 2 and 3, and is designed to address the monogenic root cause of SMA and prevent further muscle degeneration by addressing the defective and/or loss of the primary SMN gene. AVXS-101 also targets motor neurons, providing rapid onset of effect and crossing the blood brain barrier to allow effective targeting of both central and systemic features.

About AveXis, Inc.

AveXis, Inc. is a clinical-stage gene therapy company, dedicated to developing and commercializing novel treatments for patients suffering from rare and life-threatening neurological genetic diseases. Our initial product candidate, AVXS-101, is our proprietary gene therapy currently in development for the treatment of spinal muscular atrophy, or SMA, Type 1, the leading genetic cause of infant mortality, and SMA Types 2 and 3. The U.S. Food and Drug Administration, or FDA, has granted AVXS-101 Orphan Drug Designation for the treatment of all types of SMA and Breakthrough Therapy Designation, as well as Fast Track Designation for the treatment of SMA Type 1. In addition to developing AVXS-101 to treat SMA, we also plan to develop other novel treatments for rare neurological diseases, including Rett syndrome and a genetic form of amyotrophic lateral sclerosis caused by mutations in the superoxide dismutase 1 (SOD1) gene.

For additional information, please visit www.avexis.com.

IMPORTANT INFORMATION

This press release is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of AveXis. On April 17, 2018, Novartis and Novartis AM Merger Corporation (Purchaser) filed a tender offer statement on Schedule TO with the United States Securities and Exchange Commission (SEC) and AveXis filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. INVESTORS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE TENDER OFFER OR WHETHER TO TENDER THEIR SHARES PURSUANT TO THE TENDER OFFER, BECAUSE THEY CONTAIN IMPORTANT

INFORMATION ABOUT THE PROPOSED TRANSACTION (INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER) AND THE PARTIES THERETO. Investors may obtain a free copy of the Solicitation/Recommendation Statement and other documents (when available) that AveXis files with the SEC at the SEC’s website at www.sec.gov, or free of charge from AveXis at www.AveXis.com or by directing a request to AveXis at jgoff@avexis.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the proposed acquisition of AveXis by Novartis, AveXis’ continued enrollment of patients in the SPRINT trial and AveXis’ research, development and regulatory plans for AVXS-101. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, uncertainties as to the timing of the tender offer and the subsequent merger in connection with the proposed acquisition of AveXis by Novartis; the risk that the tender offer or the subsequent merger may not be completed in a timely manner or at all; uncertainties as to the percentage of AveXis stockholders tendering their shares in the tender offer; the possibility that competing offers or acquisition proposals for AveXis will be made; the possibility that any or all of the various conditions to the consummation of the tender offer or the subsequent merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement dated April 6, 2018 (Merger Agreement), among Novartis, Purchaser and AveXis, including in circumstances which would require AveXis to pay a termination fee; the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on AveXis’ ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; risks related to diverting management’s attention from AveXis’ ongoing business operations; the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; the scope, progress, expansion, and costs of developing and commercializing AveXis’ product candidates and regulatory developments in the U.S., EU and Japan; and other factors discussed in the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AveXis’ Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 28, 2018 and amended on April 30, 2018. In addition to the risks described above and in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect AveXis’ results. There can be no assurance that the actual results or developments anticipated by AveXis will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, AveXis. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

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